Exhibit 10.21

EMPLOYMENT CONTRACT
(Executive)

Party A (Employee) Name:	Shandong Longkong Tourism Group Co., Ltd

Legal Representative:	ZHANG SHANJIU

Registered Address:	West to Yongfu village, Yaodianzi Town,Yishui County

Business Office:	see above

Party B (Employer) Name: Chen Rongguang	Sex: Male

ID card No.:

Family Address:	Yongchang Rd, Yishui County

Zip:	276400

Date:	30-12-2007

In accordance with the Labor Law of the People’s Public of China and relevant labor regulations, Party A and Party B, adhering to the principles of equality, free will and friendly consultation, agree to sign this Labor contract (hereinafter preferred to as “Contract”), with commitment to abide by all the clause listed in this contract, and hereby validates dispute settlement pursuant to this contract.

Article 1: Sort and Term of the Contract

Party A and Party B agree to set the term as following:

1.1	Fixed Period: From 01-1-2008 to 31-12-2012, total: 60 months.

1.2	The Probation Period: From NULL to NULL

Total: NULLmonths

1.3 Party shall assume office before the of 01-1-2008

Article 2: Work Describing and Performing Place

2.1 According to the work of need, Party B agrees to take up the role of Chief Transportation Officer, and agrees to be adjusted when it is needed through consultations.

2.2 Party B shall complete work on time in conformity to his/her job responsibility and requirements of regulation.

2.3 Party B agrees to serve the company faithfully and devotedly.

Article 3: Working hours and Holiday

3.1 Party agrees to accept the type of 2

3.1.1 Fixed working hours: the normal working hours of the employee shall be less eight hours each day, not more than 40 hours a week.

3.1.2 Flexible working hours: it shall be determined by both parties through consultation.

3.2 Due to business operation needs, after consultations with the labor’s union and Party B, Party A may extent the working time reasonably; the compensatory time-off or overtime wage shall be provide to Party B pursuant to Labor Law.

3.3 Party B shall enjoy all leaves for vacation, public holiday and etc in accordance with the regulations prescribed by the State and Party B.

Article 4: Labor Protection and Working Conditions

4.1 As working position required, Party A shall provide Party B necessary safety protection condition and labor protection appliance pursuant to the regulations related to safety production.

4.2 Party A shall establish a perfect management system of safety production pursuant to the relevant laws, regulations of PRC; Party B shall follow the management system of safety production, shall not work against job regulation, avoid production accident, reduce the occupational diseases.

4.3 Party A shall establish a perfect occupational disease prevention system.

4.4 Party A shall remind Party to acknowledge above management system of safety production, understand the meaning of the company bylaws and rules.

Article 5: Remuneration

5.1 Within probation period the basic wage is at the amount of NULL Yuan/month (Pre-tax);

5.2 The probation period expires, the wage shall be determined in accordance with Party A’s salary system in following option 1 methods:

5.2.1 A flexible salary system on working hours: The salary contains of post basic wage, achievement wage and bonus. The basic wage shall be 3,000 Yuan/month (Pre-tax), achievement wage shall be determined by the achievement record. Party B gets transferred, the new salary shall be adjusted to Party B.

5.2.2 Piece rate: Party A shall set a reasonable piece-rating salary system, the piece value shall apply to relevant regulations under the Labor Law.

5.2.3 Other Provision
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5.3 Party A shall pay Party B’s wages before the date of __20__ each month by currency. And the wages shall not below the local minimum wage standard.

5.4 within the period of the contract, Party B’s wages may be risen in accordance with Party’s performance.

Article 6: Society Insurance and welfare

6.1 Party A and Party B shall participate in social insurance schemes according to relevant State, provincial and municipal regulations. The Part of premium to be paid by Party B shall be prepaid by Party A, and the Party A has the right to deduct it from Party B’s salary.

6.2 The other Welfare shall apply to the relevant State regulations and Party B’s provision.

7. Revision, Cancellation, Termination Extension of Contract

7.1 The contract may be revised in such following events:

7.1.1 Both parties agreed to revise of contract, which shall not infringe on the equity of State, party, individual.

7.1.2 The fact circumstance has materially changed which the contract based on, terminated through consultation.

7.1.3 Termination caused by irresistible force.

7.1.4 The laws and Regulations has amended which the contract base on.

7.1.5 Other event apply to the laws and regulations

7.2 Party A may terminate the contract in such following events:

7.2.1 Party B doesn’t meet job requirement during the probation period.

7.2.2 Party B seriously breaches labor disciplines and regulations and company bylaws.

7.2.3 Party B grosses neglect of duty and bends the law for personal gain and engage in fraud, which causes a serious loss to Party A.

7.2.4 Made another labor contract with a third party, which causes serious influence on Party A.

7.2.5 Obtained the contract or revision of the contract in a fraud, threaten or outrageous method.

7.2.6 Involved into a criminal.

7.3 In such following events, the contract may be terminated Party A with a notice in writing in 30 days in advance:

7.3.1 Party B fails ill or is injured to (other than due to work) and after completion of medical treatment, is not able to perform his previous function or any other function the Party A assigns to him

7.3.2 Party B does not show satisfactory performance and after training and adjusting measures is still not able to perform satisfactorily;

7.3.3 The circumstances have materially changed from the date this contract was signed to the extent that it is impossible to perform the contract provided, however, that the parties cannot reach an agreement to amend the contract to reflect the changed circumstances.

8. Other provision

  8.1 Party A pays the expenses of job training for Party B, a agreement related to training or re-education shall be signed between both parties; in such event, contract terminated by Party B’s in his own fault, Party B shall provide a compensation that describing in above mentioned agreement to Party A.

8.2 Before signing the contract, Party A has the right to acknowledge such basic information of Party B related to the labor contract, including but not limited to, academic qualification, personal detail, or certification; whether another labor contract existing with a third party ,  if any, it is terminated or not. Party B shall provide above information truly. If Party B hides the above information, or misreports it in purpose, signs the contract with Party A by cheating; such events discovered by Party B, or suited by former employer, which shall be regarded as fraud. Such fraud causes a serious misunderstanding to Party A, the contract shall be terminated. The loss caused to Party A shall be Party B’s responsibility.

Party A: (seal)     Shandong Longkong Tourism Group Co., Ltd （sealed）

Signature:          /s/ ZHANG SHANJIU

Party B: /s/ CHEN RONGGUANG

Date:    30-12-2007